Exhibit 23.6

CONSENT OF STANFORD GROUP COMPANY

We hereby consent to the inclusion of our opinion letter dated July 6, 2008 to the Board of Directors of Thermage, Inc. (the “Company”) as an annex to the proxy statement/prospectus/information statement contained in that certain Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission relating to the merger described therein, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC promulgated thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the Regulations.

/s/    Stanford Group Company

Stanford Group Company

August 11, 2008